CERTIFICATE OF ELIMINATION
OF
SERIES D PARTICIPATING CUMULATIVE PREFERRED STOCK
OF
STRATUS PROPERTIES INC.

(Pursuant to Section 151(g)
of the General Corporation Law of the State of Delaware)

Stratus Properties Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: that the Certificate of Designation of Series D Participating Cumulative Preferred Stock of the Corporation establishing 150,000 shares of the Series D Participating Cumulative Preferred Stock of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on September 22, 2020 (the “Certificate of Designation”).

SECOND: that no shares of said Series D Participating Cumulative Preferred Stock of the Corporation are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

THIRD: that at a meeting of the Board of Directors of the Corporation (the “Board”) on August 12, 2021, the Board duly adopted the following resolution approving, authorizing and directing the elimination of the Series D Participating Cumulative Preferred Stock of the Corporation:

RESOLVED, that the officers of the corporation be and hereby severally are authorized, empowered and directed, in the name and on behalf of the corporation, to execute, acknowledge and file, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, a certificate of elimination setting forth that none of the existing Series D Participating Cumulative Preferred Stock are outstanding, that none will be issued pursuant to the certificate of designation of Series D Participating Cumulative Preferred Stock of the corporation governing such series, originally filed by the corporation with the Secretary of State of the State of Delaware on September 22, 2020, and that the shares that were designated as Series D Participating Cumulative Preferred Stock are returned to the status of authorized but unissued shares of the preferred stock of the corporation, without designation, and thereby eliminating from the corporation’s Amended and Restated Certificate of Incorporation, as amended, all matters set forth in such certificate of designation with respect to such series, in such form as the officer executing the same shall determine to be necessary, advisable or appropriate, such determination to be conclusively established by the execution thereof;
FOURTH: that in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the certificate of incorporation of the Corporation is hereby amended to eliminate all reference to the Series D Participating Cumulative Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 12th day of August 2021.

STRATUS PROPERTIES INC.

By:    /s/    Erin D. Pickens

Name: Erin D. Pickens
Title: Senior Vice President and Chief Financial Officer (authorized signatory and Principal Financial Officer)

[Signature Page to Certificate of Elimination]